Exhibit 4.7

EXECUTION VERSION

TERMINATION AND CONSENT AGREEMENT

This TERMINATION AND CONSENT AGREEMENT, dated as of December 18, 2025 (this “Agreement”), is made among DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust organized under the laws of the State of Delaware, as Issuer (the “Issuer”), CAPITAL ONE, NATIONAL ASSOCIATION, a national banking association (“CONA”), as Master Servicer and Calculation Agent for the Issuer, and FTI CONSULTING, INC., a Maryland corporation, as Asset Representations Reviewer (the “Asset Representations Reviewer”).

Background

WHEREAS, the Issuer, CONA and the Asset Representations Reviewer are parties to the Amended and Restated Asset Representations Review Agreement, dated as of May 18, 2025 (the “Amended and Restated ARR Agreement”), where the Issuer engaged the Asset Representations Reviewer to perform reviews of compliance by the applicable Account Owner and Discover Funding LLC with representations and warranties relating to certain Receivables made by such Account Owner and Discover Funding, and CONA, the Issuer and the Asset Representation Reviewer mutually developed the review procedures specified therein.

WHEREAS, the Issuer has, pursuant to Section 1310 of the Second Amended and Restated Indenture, dated as of May 18, 2025, as further amended by Amendment No. 1 thereto, dated as of December 18, 2025 (as amended, restated or otherwise modified prior to the date hereof, the “Base Indenture”), as supplemented by the Third Amended and Restated Indenture Supplement for the DiscoverSeries Notes, dated as of May 18, 2025, as supplemented, in each case, by a Terms Document relating to a tranche of Notes currently outstanding (each, as so amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Indenture Supplement” and, together with the Base Indenture, the “Indenture”), each by and between the Issuer and U.S. Bank Trust Company, National Association, a national banking association (“USBTC”), as Indenture Trustee (the “Indenture Trustee”), elected to discharge its obligations under the Indenture (except, for the avoidance of doubt, with respect to those obligations set forth in the proviso to Section 1310(a) of the Indenture) by defeasing the outstanding Class A Notes (the “Defeasance”) pursuant to the terms of a Defeasance Agreement, dated as of the date hereof (the “Defeasance Agreement”), by and among the Issuer, USBTC, in its capacity as Indenture Trustee and as Paying Agent, and U.S. Bank, National Association, a national banking association, in its capacity as Securities Intermediary;

WHEREAS, the Defeasance became effective as of December 18, 2025 (the “Effective Date”);

WHEREAS, in connection with the Defeasance, the collateral securing the Class A Notes, which consists of, among other things, the Series 2007-CC Collateral Certificate and the related proceeds held by the Issuer, was released from the lien of the Indenture and the 2007-CC Collateral Certificate cancelled on the Effective Date;

WHEREAS, subsequent to the cancellation of the Series 2007-CC Collateral Certificate, Discover Master Trust I (“DCMT”) was terminated as provided in Article XII of the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of May 18, 2025, as further

Termination and Consent Agreement

amended by Amendment No. 1 thereto dated as of December 18, 2025 (as amended, restated, supplemented or otherwise amended prior to the date hereof, the “PSA”), as supplemented by the Second Amended and Restated Series 2007-CC Supplement, dated of May 18, 2025, as further amended by Amendment No. 1 thereto, dated as of December 18, 2025 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Series Supplement” and, together with the PSA, the “Pooling and Servicing Agreement”), among CONA, as Master Servicer and Servicer, Funding, as Transferor, and USBTC, as Trustee;

WHEREAS, as a result of the Defeasance and subsequent cancellation of the 2007-CC Collateral and termination of DCMT, the parties agree that the engagement of the Asset Representation Reviewer is no longer necessary; and

WHEREAS, all parties hereto desire to terminate the Amended and Restated ARR Agreement as of the date hereof.

Agreement

1.  Definitions. Capitalized terms used and not otherwise defined in this Agreement are used as defined in (or by reference in) the Amended and Restated ARR Agreement.

2.  Payments. On or before 5:00 p.m. (New York time) on December 18, 2025, CONA shall pay to the Asset Representations Reviewer, the final amounts due under the Amended and Restated ARR Agreement.

The parties hereto agree that the payment above represents all sums due and payable with respect to the Amended and Restated ARR Agreement.

3.  Consent. Each of the parties, by its signature below, hereby consents to the termination of the Amended and Restated ARR Agreement.

4.  Binding Effect. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

5.  Miscellaneous.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WITHOUT REFERENCE TO ANY CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

(b) Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which, when executed, shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “executed,” “signed,” “signature,” and words of like import in this Agreement or

2	Termination and Consent Agreement

in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signature pages, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signatures Follow]

3	Termination and Consent Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DISCOVER CARD EXECUTION NOTE TRUST,
as Issuer

By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Drew H. Davis
Name: Drew H. Davis
Title: Vice President

CAPITAL ONE, NATIONAL ASSOCIATION,
as Master Servicer and Servicer

By:	/s/ Franco E. Harris
Name: Franco E. Harris
Title: Treasurer

FTI CONSULTING, INC.,
as Asset Representations Reviewer

By:	/s/ Vincent J. Varca
Name: Vincent J. Varca
Title: Managing Director

S-1	Termination and Consent Agreement